Registration No. 333-143421

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________

ACORN FACTOR, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7371	22-2786081
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

__________________

200 Route 17
Mahwah, New Jersey 07430
(201) 529-2626

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John A. Moore
President and Chief Executive Officer
Acorn Factor, Inc.
200 Route 17
Mahwah, New Jersey 07430
(201) 529-2026

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO

Sheldon Krause, Esq
Eilenberg Krause & Paul LLP
11 East 44th Street , 19th Floor
New York, New York 10017
(212) 986-9700

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 9, 2007

PROSPECTUS
____________________

2,446,319 Shares of Common Stock
______________________

This prospectus covers the offer and sale of up to 2,446,319 shares of our common stock from time to time by certain selling security holders named in this prospectus.

The shares being offered by the selling security holders include:

•	1,812,061 shares of common stock issuable upon conversion of 10% Convertible Redeemable Subordinated Debentures; and

•	634,258 shares of common stock issuable upon the exercise of outstanding warrants.

We are not offering any shares of common stock.

The selling security holders will receive all of the net proceeds from sales of the common stock registered hereby and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will not receive any proceeds from sales of any of these shares. However, we will receive the exercise price of the warrants, to the extent they are not exercised subject to their cashless exercise provisions.

The selling security holders may periodically sell the shares directly or through agents, underwriters or dealers. The shares may be sold:

•    in the over-the-counter market, in privately negotiated transactions or otherwise;

•   directly to purchasers or through agents, brokers, dealers or underwriters; and

•   at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

If required, each time a selling security holder sells shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

Certain holders of our securities, including some of the selling security holders identified in this prospectus, are concurrently offering an aggregate of 1,224,874 shares of our common stock for sale under another prospectus. We are not offering any of our securities for sale under such other prospectus.

Our common stock is listed on the OTC Bulletin Board under the symbol “ACFN.” On July 31, 2007, the closing price of our common stock was $4.95.

Investing in our securities involves certain risks. You should consider the “Risk Factors” beginning on page 1 in deciding whether to buy any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______ ___, 2007

The terms “ACFN,” the “Company,” “we,” “our” and “us” refer to Acorn Factor, Inc. and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective purchaser of our common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negatives thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed below under the heading “Risk Factors.” We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

RISK FACTORS

Investing in us entails substantial risk. You should consider the following risks and other information contained in this prospectus, information incorporated by reference, and information that we file with the Securities and Exchange Commission from time to time. The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.

GENERAL FACTORS

We have a history of operating losses and decreasing cash available for operations.

We have a history of operating losses and have used increasing amounts of cash to fund our operating activities over the years. In 2004, 2005 and 2006, we had operating losses of $2.5 million, $2.3 million and $3.6 million, respectively. Cash used in operations in 2004, 2005 and 2006 was $0.1 million, $1.7 million and $1.6 million, respectively.

Although we raised $3.2 million ($2.5 million net of transaction costs) in 2006 from the private placements of our securities, we have invested a significant portion of those funds in Paketeria. At December 31, 2006, we did not have sufficient cash available to fund our US operations for the next 12 months. We recently raised an additional $6.9 million (approximately $6.0 million after transaction costs) in a private placement of convertible debentures and warrants. While this provides us with enough cash to finance our U.S. operations for the next 12 months, we may need additional funds to fund our operating activities and acquisitions over the longer term. Should we be unsuccessful in completing additional timely transactions providing necessary liquidity, we may not have sufficient funds to finance our future U.S. activities and strategic acquisitions over the long-term. In such event, we might need to sell some of our assets to finance these activities.

Loss of the services of a few key employees could harm our operations.

We depend on our key management, technical employees and sales personnel. The loss of certain managers could diminish our ability to develop and maintain relationships with customers and potential customers. The loss of certain technical personnel could harm our ability to meet development and implementation schedules. The loss of certain sales personnel could have a negative effect on sales to certain current customers. Most of our significant employees are bound by confidentiality and non-competition agreements. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. If we fail to attract or retain highly qualified technical and managerial personnel in the future, our business could be disrupted.

A failure to integrate our new management may adversely affect us.

We appointed a new chief financial officer and chief accounting officer in December 2005 and appointed a new president and chief executive officer in March 2006. Any failure to effectively integrate our new management and any new management controls, systems and procedures they may implement, could materially adversely affect our business, results of operations and financial condition.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on internal control over financial reporting in their annual reports.  In addition, the independent registered public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting as well as the operating effectiveness of the company’s internal controls over financial reporting.  Our management is currently required to report on our internal controls as a required part of our annual report beginning with fiscal year 2007 and to allow our independent registered public accounting firm to attest to our internal controls as a required part of our annual report beginning with fiscal year 2008.

We may have to expend significant resources during fiscal years 2007 and 2008 in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, and there is a risk that we will not comply with all of the requirements imposed thereby.  Because of the difficulty of measuring compliance adequacy, we cannot assure you that we will not receive an adverse opinion on our assessment of our internal controls over financial reporting and/or the operating effectiveness of our internal controls over financial reporting from our independent registered public accounting firm.

If we identify material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner or we receive an adverse opinion from our independent registered public accounting firm with respect to our internal controls over financial reporting, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

Compliance with changing regulation of corporate governance, public disclosure and financial accounting standards may result in additional expenses and affect our reported results of operations.

Keeping informed of, and in compliance with, changing laws, regulations and standards relating to corporate governance, public disclosure and accounting standards, including the Sarbanes-Oxley Act, as well as new and proposed SEC regulations and accounting standards, has required an increased amount of management attention and external resources.  Compliance with such requirements may result in increased general and administrative expenses and an increased allocation of management time and attention to compliance activities.

RISKS RELATED TO THE RT AND IT SOLUTIONS SEGMENTS

Failure to accurately forecast costs of fixed-priced contracts could reduce our margins.

When working on a fixed-price basis, we undertake to deliver software or integrated hardware/software solutions to a customer’s specifications or requirements for a particular project. The profits from these projects are primarily determined by our success in correctly estimating and thereafter controlling project costs. Costs may in fact vary substantially as a result of various factors, including underestimating costs, difficulties with new technologies and economic and other changes that may occur during the term of the contract. If, for any reason, our costs are substantially higher than expected, we may incur losses on fixed-price contracts.

Hostilities in the Middle East region may slow down the Israeli hi-tech market and may harm our Israeli operations; our Israeli operations may be negatively affected by the obligations of our personnel to perform military service.

Our software consulting and development services segment is currently conducted in Israel. Accordingly, political, economic and military conditions in Israel may directly affect this segment of our business. Any increase in hostilities in the Middle East involving Israel could weaken the Israeli hi-tech market, which may result in a significant deterioration of the results of our Israeli operations. In addition, an increase in hostilities in Israel could cause serious disruption to our Israeli operations if acts associated with such hostilities result in any serious damage to our offices or those of our customers or harm to our personnel.

Many of our employees in Israel are obligated to perform military reserve duty. In the event of severe unrest or other conflict, one or more of our key employees could be required to serve in the military for extended periods of time. In the past, there were numerous call-ups of military reservists to active duty, and it is possible that there will be additional call-ups in the future. Our Israeli operations could be disrupted as a result of such call-ups for military service.

Exchange rate fluctuations could increase the cost of our Israeli operations.

The sales in this segment stem from our Israeli operations and a significant portion of those sales are in New Israeli Shekels (“NIS”). In addition, many transactions that are linked to the dollar are settled in NIS. The dollar value of the revenues of our operations in Israel will decrease if the dollar is devalued in relation to the NIS during the period from the invoicing of a transaction to its settlement. In addition, significant portions of our expenses in those operations are in NIS, so that if the dollar is devalued in relation to the NIS, the dollar value of these expenses will increase.

One of our major customers has a history of operating deficits and may implement cost-cutting measures that may have a material adverse effect on us.

In 2006, 17% of dsIT’s sales (17% and 13% in 2005 and 2004, respectively) and 24% of its billed receivables at December 31, 2006 (10% at December 31, 2005) were related to Clalit. Clalit has a history of running at a deficit, which in the past has required numerous cost cutting plans and periodic assistance from the Israeli government. Should Clalit have to institute additional cost cutting measures in the future, which may include restructuring of its terms of payment, this could have a material adverse effect on the performance of dsIT.

We are substantially dependent on a small number of customers and the loss of one or more of these customers may cause revenues and cash flow to decline

In 2006, 58% of dsIT’s sales (51% and 59% in 2005 and 2004, respectively) were concentrated in three customers (Applied Materials Israel Ltd., RAFAEL Armament Development Authority Ltd. and Clalit). A significant reduction of orders from any of these customers could have a material adverse effect on the performance of dsIT.

We have sold our outsourcing business, which in the past provided our Israeli operations with a steady cash flow; our Israeli operations may be hindered by future cash flow problems.

In August 2005, we sold our outsourcing business, which in the past provided our Israeli operations with a steady cash flow stream, and, in conjunction with bank lines of credit, helped to finance our Israeli operations. Our present operations, as we are currently structured, places a greater reliance on our meeting project milestones in order to generate cash flow to finance our operations. Should we encounter difficulties in meeting significant project milestones, resulting cash flow difficulties could have a material adverse effect on our operations.

If we are unable to keep pace with rapid technological change, our results of operations, financial condition and cash flows may suffer.

Some of our RT and IT solutions are characterized by rapidly changing technologies and industry standards and technological obsolescence. Our competitiveness and future success depends on our ability to keep pace with changing technologies and industry standards on a timely and cost-effective basis. A fundamental shift in technologies in could have a material adverse effect on our competitive position. Our failure to react to changes in existing technologies could materially delay our development of new products, which could result in technological obsolescence, decreased revenues, and/or a loss of market share to competitors. To the extent that we fail to keep pace with technological change, our revenues and financial condition could be materially adversely affected.

RISKS RELATED TO OUR PAKETERIA INVESTMENT

Paketeria’s business plan is predicated on projected rapid growth in its network of franchised stores. If Paketeria fails to effectively manage this growth, its business and operating results could be harmed. Additionally they could be forced to incur significant expenditures to address the additional operational and control requirements of this growth.

Paketeria’s business plan is predicated on projected rapid growth in its operations, which will place significant demands on its management, operational and financial infrastructure. If Paketeria does not effectively manage this growth, the quality of its services could suffer, which could negatively affect its operating results. To effectively manage this growth, Paketeria will need to continue to improve its operational, financial, and management controls and its reporting systems and procedures. These system enhancements and improvements could require Paketeria to make significant capital expenditures and an allocation of valuable management resources. If the improvements are not implemented successfully, Paketeria’s ability to manage growth may be impaired and could force it to make significant additional expenditures to address these issues, expenditures that could harm its financial position.

Paketeria will need to raise funds to finance its planned activities.

Paketeria does not currently have enough cash to finance its planned activities in 2007. In the event that it is unable raise these funds from new investors, we may need to make loans or additional equity investments in Paketeria from our limited financial resources to help fund its activities.

RISKS RELATED TO OUR SECURITIES

There is only a limited trading market for our Common Stock.

There is currently only a limited market for out Common Stock. Our Common Stock Trades ont he OTC Bulletin Board under the symbol "ACFN" with, until recently, very limited trading volume. We cannot assure you that a substantial trading market will be sustained for our common stock.

Our share price may decline due to the large number of shares of our Common Stock eligible for future sale in the public market including the shares of the selling security holders.

A substantial number of shares of our Common Stock are, or could upon exercise of options or warrants, become eligible for sale in the public market as described below. Sales of substantial amounts of our shares of our Common Stock in the public market, or the possibility of these sales, may adversely affect our stock price.

As of December 31, 2006 there were 614,039 warrants with a weighted average exercise price of $2.79 and 1,626,157 options with a weighted average exercise price of $2.46 per share, presently exercisable, which if exercised for cash would result in the issuance of an additional 2,240,196 shares of Common Stock. In addition, there were 482,668 options and 190,000 warrants that expire on or before December 31, 2007 all of which are in-the-money at December 31, 2006.

The market price of our Common Stock will likely be affected by fluctuations in the market price of the common stock of Comverge.

On April 13, 2007, shares of Comverge common stock commenced trading on the Nasdaq Global Market. Due to the substantial position we hold in Comverge, the market price of our Common Stock is likely to be affected by fluctuations in the market price of the common stock of Comverge.

We may be deemed to be an investment company under the Investment Company Act of 1940; if we were deemed to be an investment company we could be forced to sell shares of Comverge stock sooner that we otherwise would at prices lower than we might otherwise obtain.

   Under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules thereunder, we would be deemed to be an investment company if the “value” of “investment securities” we own accounts for more than 40% of the total “value” of our assets, exclusive of “government securities,” cash and certain cash items. The shares of Comverge common stock we own are “investment securities” under the Act and account for significantly more than 40% of the value of our total assets.

   Pursuant to a “safe harbor” provision under the Investment Company Act rules, we would be exempt from regulation as an investment company, if, among other things, we were deemed to primarily control Comverge. In order to primarily control Comverge, we would need to own more than 25% of its voting securities and be Comverge’s single largest shareholder. As a result of (1) the Comverge IPO in April 2007 which resulted in the dilution of our equity position to 15.9% of Comverge’s outstanding shares, and (2) the resulting termination of our voting agreements with other shareholders, we are likely to be deemed to no longer have primary control of Converge. As a result, as of the end of our fiscal quarter ending June 30, 2007, we may inadvertently fall within the definition of an investment company, without any applicable exemption.

Our Board of Directors has made an election under Rule 3a-2 under the Investment Company Act that exempts an issuer from investment company status for up to one year, so long as it has a bona fide intent to promptly (in any event within a one year period) be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities.

Our management and Board of Directors are formulating plans for returning the Company to compliance with the numerical tests for exemption from investment company status as soon as possible and no later than June 30, 2008. These plans would likely include the acquisition of one or more wholly-owned, majority-owned, or primarily-controlled operating businesses. Steps in effectuating these plans may include the sale and or distribution to our shareholders of Comverge shares, and/or a merger or other acquisition transaction.

We are subject to a lock-up period that prohibits sales or other transfers of our Comverge shares before October 20, 2007. To the extent that effectuating our plan to remain exempt from the Investment Company Act requires us to sell or distribute a significant number of Comverge shares, we may have only approximately eight months from the end of the lockup period and before June 30, 2008--the end of the one year period in Rule 3a-2--in which to make such sales. Being forced to sell a significant portion of our Comverge shares during a relatively short time period could result in our selling Comverge shares sooner than we otherwise would have, at prices lower than we might otherwise have obtained. We may also find that we are not able to identify and acquire during the one year period a suitable operating business or businesses on terms acceptable to us. While we could request an order from the SEC to give us additional time beyond the one year period allowed by Rule 3a-2 to sell and/or distribute Comverge shares and take any other action necessary to come into compliance with the Investment Company Act, the Board of Directors has not determined to request such an order and there is no assurance that such an order would be granted.

If we are unable to come into compliance with the Investment Company Act before June 30, 2008 (or any later date to which that may be extended by the SEC), we may be in violation of the Investment Company Act. If we were deemed to be operating as an illegally unregistered investment company, the consequences could potentially be severe. Among other things, the Company would be prohibited from engaging in business in the United States (including non-investment company business) and all of its contracts would become voidable at the election of the counterparty.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders. To the extent that the warrants or option are exercised by the selling security holders for cash, rather than by cashless exercise, we will receive proceeds constituting the exercise price of such warrants or option, less warrant solicitation fees in the case of the warrants, if applicable. Any such proceeds received by us through warrant or option exercises will be used for working capital.

SELLING SECURITY HOLDERS

On April 11, 2007, we completed a private placement to investors of (1) $6,886,000 of principal amount of 10% Convertible Redeemable Subordinated Debentures (the “Debentures“) (2) warrants to purchase 453,047 shares of common stock, and (3) warrants issued to First Montauk Securities Corp., and its agents and assignees, as partial consideration for its role as placement agent, to purchase 181,211 shares of common stock. The warrants issued in the private placement have an exercise price of $4.50 and are exercisable through March 30, 2012.

From the date of issuance of the Debentures, up to and including March 30, 2008, 50% of the outstanding principal amount of the Debentures is convertible into shares of common stock at a price of $3.80 per share. Following March 30, 2008, the Debentures are convertible up to the entire principal amount then outstanding. If fully converted, the Debentures would result in the issuance of 1,812,061 shares of common stock.

The Debentures are due March 30, 2011 and bear interest at the rate of 10% per annum, payable quarterly. If the Company fails to redeem at least 50% of the total outstanding principal amount of the Debentures, together with interest accrued thereon, by the first anniversary of the initial closing, the annual rate of interest payable on the Debentures will be increased to 12%. The Debentures may be redeemed by us in whole or in part at anytime.

This prospectus covers the sale by the selling security holders from time to time of (1) 1,812,061 shares of common stock issuuable upon conversion of the Debentures and (2) 634,258 shares of common stock issuable upon exercise of the warrants issued in the private placement.

We issued the securities to the selling security holders without registration under the Securities Act of 1933 (the “Securities Act“) in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not invloving a public offering. Prior to issuance, each selling security holder represented to us that it was an accredited investor, as defined in Rule 501 of Regulation D under the Securities Act, and that it was acquiring the securities for investment purposes only and not with a view to, or sale in connection with, any distibution thereof.

The term "selling security holder" includes (1) each person and entity that is identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (2) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the shares of common stock covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

We have listed below:

–	the name of each selling security holder;

–	the number of shares of common stock beneficially owned by the selling security holder as of the date of this prospectus;

–	the maximum number of shares of common stock being offered by each of them in this offering; and

–
the number of shares of common stock to be owned by the selling security holder after this offering (assuming sale of such maximum number of shares) and the percentage of the class which such number constitutes (if one percent or more).

The footnotes to the table identify each selling security holder that is a registered broker-dealer or an affiliate of a registered broker-dealer.

Except as otherwise noted below, during the last three years, no selling security holder has been an officer, director or affiliate of our company, nor has any selling security holder had any material relationship with our company or affilliates during that period. Each selling security holder represented at the closing of the private placement that it did not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, pledge, hypothecate, grant any option to purchase or otherwise dispose of any of the securities. Based on information provided to us by the selling security holders, the selling security holders purchased the securities in the ordinary course of business.

In addition to the shares covered by this prospectus, certain of the selling security holders are concurrently offering an aggregate of 706,622 shares of our common stock for sale under another prospectus. We are not offering any of our securities under such other prospectus.

The shares of common stock being offered hereby are being registered to permit public secondary trading, and the selling security holders are under no obligation to sell all or any portion of their shares included in this prospectus. The information contained in the following table is derived from our books and records, as well as from our transfer agent. The following table assumes the sale of all securities covered by this prospectus.

Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date, except that only 50% of any convertible debentures held may be converted into common stock on or before March 30, 2008.

Selling Security Holder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Completion of Offering*
Nicholas Burdi	223,684[1]	98,684[1]	125,000	1.24%
Antoinette Sforza	36,513[2]	11,513[2]	25,000	**
Robert Gass and Debby R. Gass JT TEN	47,894[3]	32,894[3]	15,000	**
Warren S. Cohen and Susan G. Cohen JT TEN	64,957[4]	32,894[4]	32,063	**
Abraham Barth[5]	32,894[6]	32,894[6]	0	**
Nathan Steinberg	86,954[7]	82,237[7]	4,717	**
Gerald Brauser	164,473[8]	164,473[8]	0	**
Hank J. Wolfert and Susie L. Wolfert JT TEN	427,288[9]	65,789[9]	361,499	3.59%
Michael J. Tobin and Rose Marie Tobin JT TEN	63,617[10]	16,447[10]	47,170	**
Morton A. Gruber and Edna G. Gruber JT TEN	58,019[11]	32,894[11]	25,125	**
Union Paving & Construction Co, Inc.[12]	98,684[13]	98,684[13]	0	**
Peter K. Nitz	18,750[14]	18,750[14]	0	**
Randall McCathren	96,512[15]	49,342[15]	47,170	**
Harvey Brown	103,487[16]	82,237[16]	21,250	**
Craig Sobol[17]	8,223[18]	8,223[18]	0	**
Gary M. Ferman	13,158[19]	13,158[19]	0	**
Sung U. Ro and Hyeyoung A. Ro JT TEN	8,223[20]	8,223[20]	0	**
Andrew J. Anderson and Kathleen A. Anderson JT TEN	16,447[21]	16,447[21]	0	**
Michael Barth[22]	34,221[23]	8,223[23]	25,998	**
Edward Zale	112,959[24]	65,789[24]	47,170	**
Alan Werksman Trust[25]	16,447[26]	16,447[26]	0	**
Barry Berger	16,447[27]	16,447[27]	0	**
Harvey Bibicoff[28]	227,250[29]	37,500[29]	189,750	1.88%
Tooker Family Trust DTD 9/13/82[30]	16,447[31]	16,447[31]	0	**
Frank I. Goodman and Claudia Goodman JT TEN	20,016[32]	8,223[32]	11,793	**
Michael S. Goodman[33]	20,016[34]	8,223[34]	11,793	**
Castle-Russ (Partnership)[35]	32.894[36]	32,894[36]	0	**
Jose Zajac	19,737[37]	19,737[37]	0	**

Selling Security Holder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Completion of Offering*
Barry Honig	16,447[38]	16,447[38]	0	**
Jonathan Kamen	98,684[39]	36,184[39]	62,500	**
Awerks Trust (Alan J Werksman TTE)[40]	62,840[41]	16,447[41]	46,393	**
Jonathan Kohn	62,500[42]	62,500[42]	0	**
Unity Capital[43]	16,447[44]	16,447[44]	0	**
Chestnut Ridge Partners, LP.[45]	82,237[46]	82,237[46]	0	**
Victor N. Barcroft Grat III DTD 9/18/1997[47]	49,342[48]	49,342[48]	0	**
Andree Jill Finkle	32,894[49]	32,894[49]	0	**
NFS/FMTC Rollover IRA FBO Henry R. Marchetti	32,894[50]	32,894[50]	0	**
Richard Maltz	16,447[51]	16,447[51]	0	**
Herbert Hirsch	59,894[52]	32,894[52]	27,000	**
Margaret J. Zahn	29,606[53]	29,606[53]	0	**
Thomas Sheehan	57,894[54]	32,894[54]	25,000	**
E. Charisse Dunn	21,447[55]	16,447[55]	5,000	**
Roy K. Golden and Kyung Ja Golden JT TEN	44,606[56]	29,606[56]	15,000	**
The Barcroft 1997 Family Trust DTD 9/18/97[57]	164,473[58]	164,473[58]	0	**
J. Carr Bettis	32,894[59]	32,894[59]	0	**
Leon Goldenberg	32,894[60]	32,894[60]	0	**
Kyle Buckakjian	8,223[61]	8,223[61]	0	**
Richard Buckakjian	8,223[62]	8,223[62]	0	**
Eleanor Caione	16,447[63]	16,447[63]	0	**
Whalehaven Capital Fund Limited[64]	41,118[65]	41,118[65]	0	**
Janine Metz	32,894[66]	32,894[66]	0	**
Warren M. Duffy	84,720[67]	49,342[67]	35,378	**
Harold Snyder	16,447[68]	16,447[68]	0	**
Randy Boduch and AnnMarie Boduch JT TEN	19,447[69]	16,447[69]	3,000	**
Myron H. Reinhart	32,894[70]	32,894[70]	0	**
Kevin T. Tolbert	162,302[1][08]	115,132[1][09]	47,170	**
Scott Dols	8,223[71]	8,223[71]	0	**
Martin Leibowitz Revocable Trust[72]	49,687[73]	32,894[73]	16,793	**
Mark Eisenberg	16,447[74]	16,447[74]	0	**
John J. Fishman	16,447[75]	16,447[75]	0	**

Selling Security Holder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Completion of Offering*
Ralph L. Coppola	16,447[76]	16,447[76]	0	**
Susan Forsythe	8,223[77]	8,223[77]	0	**
Oppenheimer & Co. Inc.[78]	26,449[79]	10,131[79]	16,318	**
Keith Goodman[80]	5,066[81]	5,066[81]	0	**
Michael Solomon[82]	23,816[83]	5,066[83]	18,750	**
Saxony Financial Holdings, LLC[84]	7,019[85]	7,019[85]	0	**
Thomas J. Horan[86]	28,073[87]	28,073[87]	0	**
First Montauk Securities Corp.[88]	94,180[89]	21,692[89]	72,488	**
Victor K. Kurylak[90]	36,711[91]	21,692[91]	15,019	**
John Banks[92]	14,776[93]	14,776[93]	0	**
Michael Goodrich[94]	14,776[95]	14,776[95]	0	**
Ernest Pellegrino[96]	37,110[97]	20,935[97]	16,175	**
Maxim Povolotsky[98]	3,700[99]	3,700[99]	0	**
Daniel Walsh100	10,361101	10,361101	0	**
Kevin Martin102	10,361103	10,361103	0	**
Yitzchak Weitman104	2,763105	2,763105	0	**
Angela Metelitsa106	4,800107	4,800107	0	**

* Based upon 10,082,443 shares outstanding on July 27, 2007.
**Less than 1%.
1 Consists of 19,737 shares of common stock issuable upon exercise of warrants and 78,947 shares of common stock issuable upon conversion of the Debentures.
2 Consists of 2,303 shares of common stock issuable upon exercise of warrants and 9,210 shares of common stock issuable upon conversion of the Debentures.
3 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
4 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
5 Abraham Barth is the brother of Michael Barth, our Chief Financial Officer.
6 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
7 Consists of 16,448 shares of common stock issuable upon exercise of warrants and 65,789 shares of common stock issuable upon conversion of the Debentures.
8 Consists of 16,448 shares of common stock issuable upon exercise of warrants and 65,789 shares of common stock issuable upon conversion of the Debentures.
9 Consists of 13,158 shares of common stock issuable upon exercise of warrants and 52,631 shares of common stock issuable upon conversion of the Debentures.
10 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
11 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.

12 Gerard L. Burdi, Nicholas M. Burdi and Scott K. Woodfield, the directors of Union Paving & Construction Co., Inc., have sole voting and dispositive control of the shares.
13 Consists of 19,737 shares of common stock issuable upon exercise of warrants and 78,947 shares of common stock issuable upon conversion of the Debentures.
14 Consists of 3,750 shares of common stock issuable upon exercise of warrants and 15,000 shares of common stock issuable upon conversion of the Debentures.
15 Consists of 9,869 shares of common stock issuable upon exercise of warrants and 39,473 shares of common stock issuable upon conversion of the Debentures.
16 Consists of 16,448 shares of common stock issuable upon exercise of warrants and 65,789 shares of common stock issuable upon conversion of the Debentures.
17 Selling security holder is an affiliate of a registered broker dealer who (i) purchased the shares being registered for resale in the ordinary course of business and (ii) at the time of the purchase, the selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
18 Consists of 1,645 shares of common stock issuable upon exercise of warrants and 6,578 shares of common stock issuable upon conversion of the Debentures.
19 Consists of 2,632 shares of common stock issuable upon exercise of warrants and 10,526shares of common stock issuable upon conversion of the Debentures.
20 Consists of 1,645 shares of common stock issuable upon exercise of warrants and 6,578 shares of common stock issuable upon conversion of the Debentures.
21 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
22 Michael Barth is our Chief Financial Officer.
23 Consists of 1,645 shares of common stock issuable upon exercise of warrants and 6,578 shares of common stock issuable upon conversion of the Debentures.
24 Consists of 13,158 shares of common stock issuable upon exercise of warrants and 52,631 shares of common stock issuable upon conversion of the Debentures.
25 Voting and dispositive control of the shares is held by the grantor, Alan Werksman.
26 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
27 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
28 Harvey Bibicoff is Chief Executive Officer of Bibicoff &Associates, our investor relations firm. In connection with their engagement Bibicoff & Associates are paid a fee of $11,500 per month and reimbursed for expenses. In addition to the fee, Bibicoff & Associates were issued an option to purchase 120,000 shares of stock at an exercise price of $2.80 per share, which price was subsequently modified to $2.96 per share. The option has fully vested and expires July 31, 2011.
29 Consists of 7,500 shares of common stock issuable upon exercise of warrants and 30,000 shares of common stock issuable upon conversion of the Debentures.
30 Voting and dispositive control of the shares is held jointly by trustees Gary L. Tooker and Diane R. Tooker.
31 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
32 Consists of 1,645 shares of common stock issuable upon exercise of warrants and 6,578 shares of common stock issuable upon conversion of the Debentures.
33 Selling security holder is an affiliate of a registered broker dealer who (i) purchased the shares being registered for resale in the ordinary course of business and (ii) at the time of the purchase, the selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
34 Consists of 1,645 shares of common stock issuable upon exercise of warrants and 6,578 shares of common stock issuable upon conversion of the Debentures.
35 Voting and dispositive control of the shares is held by partner William Russ.
36 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
37 Consists of 3,948 shares of common stock issuable upon exercise of warrants and 15,789 shares of common stock issuable upon conversion of the Debentures.
38 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
39 Consists of 7,237 shares of common stock issuable upon exercise of warrants and 28,947 shares of common stock issuable upon conversion of the Debentures.
40 Voting and dispositive control of the shares is held by grantor and trustee Alan Werksman.

41 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
42 Consists of 12,500 shares of common stock issuable upon exercise of warrants and 50,000 shares of common stock issuable upon conversion of the Debentures.
43 Voting and dispositive control of the shares is held by partner Eli Schick.
44 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
45 Voting and dispositive control of the shares is held by Ken Pasternak, managing member of general partner Chestnut Ridge Capital, LLC. Mr. Pasternak disclaims beneficial ownership of the securities.
46 Consists of 16,448 shares of common stock issuable upon exercise of warrants and 65,789 shares of common stock issuable upon conversion of the Debentures.
47 Voting and dispositive control of the shares is held by grantor and trustee, Victor N. Barcroft.
48 Consists of 9,869 shares of common stock issuable upon exercise of warrants and 39,473 shares of common stock issuable upon conversion of the Debentures.
49 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
50 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
51 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
52 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
53 Consists of 5,922 shares of common stock issuable upon exercise of warrants and 23,684 shares of common stock issuable upon conversion of the Debentures.
54 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
55 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
56 Consists of 5,922 shares of common stock issuable upon exercise of warrants and 23,684 shares of common stock issuable upon conversion of the Debentures.
57 Voting and dispositive control of the shares is held by grantor Victor N. Barcroft.
58 Consists of 32,895 shares of common stock issuable upon exercise of warrants and 131,578 shares of common stock issuable upon conversion of the Debentures.
59 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
60 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
61 Consists of 1,645 shares of common stock issuable upon exercise of warrants and 6,578 shares of common stock issuable upon conversion of the Debentures.
62 Consists of 1,645 shares of common stock issuable upon exercise of warrants and 6,578 shares of common stock issuable upon conversion of the Debentures.
63 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
64 Voting and dispositive control of the shares is held by investment manager Michael Finkelstein.
65 Consists of 8,224 shares of common stock issuable upon exercise of warrants and 32,894 shares of common stock issuable upon conversion of the Debentures.
66 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
67 Consists of 9,869 shares of common stock issuable upon exercise of warrants and 39,473 shares of common stock issuable upon conversion of the Debentures.
68 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
69 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
70 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.

71 Consists of 1,645 shares of common stock issuable upon exercise of warrants and 6,578 shares of common stock issuable upon conversion of the Debentures.
72 Voting and dispositive control of the shares is held by grantor and trustee, Martin Leibowitz.
73 Consists of 6,579 shares of common stock issuable upon exercise of warrants and 26,315 shares of common stock issuable upon conversion of the Debentures.
74 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
75 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
76 Consists of 3,290 shares of common stock issuable upon exercise of warrants and 13,157 shares of common stock issuable upon conversion of the Debentures.
77 Consists of 1,645 shares of common stock issuable upon exercise of warrants and 6,578 shares of common stock issuable upon conversion of the Debentures.
78 Registered broker dealer and wholly owned subsidiary of Oppenheimer Holdings Inc., a reporting company under the Securities Exchange Act of 1934.
79 Represents 10,131 shares issuable upon the exercise of warrants to purchase Common Stock, assigned to Oppenheimer & Co Inc. by First Montauk Securities Corp. as partial consideration for acting as a selling agent in the private placement pursuant to a selling agent agreement entered into with First Montauk Securities Corp.
80 Affiliate of a registered broker dealer. Mr. Goodman is an employee of Oppenheimer & Co. Inc.
81 Represents 5,066 shares issuable upon the exercise of warrants to purchase common stock assigned to Mr. Goodman by Oppenheimer & Co. Inc.
82 Affiliate of a registered broker dealer. Mr. Solomon is an employee of Oppenheimer & Co. Inc.
83 Represents 5,066 shares issuable upon the exercise of warrants to purchase common stock assigned to Mr. Solomon by Oppenheimer & Co. Inc.
84 Registered Broker Dealer.
85 Represents 7,019 shares issuable upon the exercise of warrants to purchase common stock, assigned to Saxony Financial Holdings, LLC by First Montauk Securities Corp. as partial consideration for acting as a selling agent in the private placement pursuant to a selling agent agreement entered into with First Montauk Securities Corp.
86 Affiliate of a registered broker dealer. Mr. Horan is an employee of Saxony Financial Holdings, LLC.
87 Represents 28,073 shares issuable upon the exercise of warrants to purchase common stock assigned to Mr. Mr. Horan by Saxony Financial Holdings, LLC.
88 First Montauk Securities Corp. is a registered broker dealer and NASD member brokerage firm. First Montauk Securities Corp. is a wholly-owned subsidiary of First Montauk Financial Corp., a reporting company under the Securities Exchange Act of 1934. First Montauk Securities Corp. may be deemed an underwriter with respect to the sale of the securities received by it in connection with the private placement.
89 Represents 21,692 shares issuable upon the exercise of warrants to purchase common stock, issued to First Montauk Securities Corp. as partial consideration for its services as placement agent in the private placement.
90 Affiliate of a registered broker dealer. Mr. Kurylak is President and CEO of First Montauk Securities Corp.
91 Represents 21,692 shares issuable upon the exercise of warrants to purchase common stock assigned to Mr. Kurylak by First Montauk Securities Corp.
92 Affiliate of a registered broker dealer. Mr. Banks is an employee of First Montauk Securities Corp.
93 Represents 14,776 shares issuable upon the exercise of warrants to purchase common stock assigned to Mr. Banks by First Montauk Securities Corp.
94 Affiliate of a registered broker dealer. Mr. Goodrich is an employee of First Montauk Securities Corp.
95 Represents 14,776 shares issuable upon the exercise of warrants to purchase common stock assigned to Mr. Goodrich by First Montauk Securities Corp.
96 Affiliate of a registered broker dealer. Mr. Pellegrino is Director of Corporate Finance of First Montauk Securities Corp.
97 Represents 16,175 shares issuable upon the exercise of warrants to purchase Common Stock assigned to Mr. Pellegrino by First Montauk Securities Corp.
98 Affiliate of a registered broker dealer. Mr. Povolotsky is an employee of First Montauk Securities Corp.
99 Represents 3,700 shares issuable upon the exercise of warrants to purchase common stock assigned to Mr. Povolotsky by First Montauk Securities Corp.
100 Affiliate of a registered broker dealer. Mr. Walsh is an employee of First Montauk Securities Corp.
101 Represents 10,361 shares issuable upon the exercise of warrants to purchase common stock assigned to Mr. Walsh by First Montauk Securities Corp.
102 Affiliate of a registered broker dealer. Mr. Martin is an employee of First Montauk Securities Corp.

103 Represents 10,361 shares issuable upon the exercise of warrants to purchase common stock assigned to Mr. Martin by First Montauk Securities Corp.
104 Affiliate of a registered broker dealer. Mr. Weitman is an employee of First Montauk Securities Corp.
105 Represents 2,763 shares issuable upon the exercise of warrants to purchase common stock assigned to Mr. Weitman by First Montauk Securities Corp.
106 Affiliate of a registered broker dealer. Ms. Metelitsa is an employee of First Montauk Securities Corp.
107 Represents 4,800 shares issuable upon the exercise of warrants to purchase common stock assigned to Ms. Metelitsa by First Montauk Securities Corp.
108 Consists of 32,461 shares of common stock issuable upon exercise of warrants and 92,105 shares of common stock issuable upon conversion of the Debentures.
109 Consists of 23,027 shares of common stock issuable upon exercise of warrants and 92,105 shares of common stock issuable upon conversion of the Debentures.

PLAN OF DISTRIBUTION

Plan of Distribution

On and after the date of this prospectus, the selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits a purchaser;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• short sales;
• broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holder and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holders have informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

Certain of the selling security holders are registered broker-dealers or affiliates of registered broker dealers as indicated under “Selling Security Holders.” Any selling security holder that is a registered broker-dealer or its affiliate will be considered an “underwriter” within the meaning of the Securities Act in connection with the sale of securities pursuant to this prospectus and any commissions received by such broker-dealer and any profit on the resale of the shares purchased by it may be deemed to be underwriting commissions or discounts under the Securities Act.

First Montauk Securities Corp, Inc. is a registered broker dealer and NASD member firm. First Montauk Securities Corp served as placement agent in our private placement offering, and received, in addition to aggregate cash commissions of $863,770, warrants to purchase an aggregate of 181,211 shares of our common stock with an exercise price of $4.50 per share (the “First Montauk Securities Corp. Warrants”). Of these warrants to purchase 181,211 shares of our common stock, First Montauk Securities Corp assigned 125,856 to its officers and employees, 20,263 to Oppenheimer & Co. Inc., a registered broker dealer and NASD member firm, and its officers and employees, and 35,092 to Saxony Financial Holdings, LLC, a registered broker dealer and NASD member firm, and its officers and employees, as allowed under NASD Rule 2710 (g)(2). The warrants to purchase 20,263 shares of our common stock assigned to Oppenheimer & Co. Inc., and warrants to purchase 35,092 shares of our common stock assigned to Saxony Financial Holdings, LLC, were assigned as partial compensation for their participation as selling agents in the private placement pursuant to agreements between First Montauk Securities Corp. and each of them The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by First Montauk Securities Corp, its officers and employees, Oppenheimer & Co. Inc., and Saxony Financial Holdings, LLC.

The First Montauk Securities Corp. Warrants, including the warrants assigned to Oppenheimer & Co. Inc. and Saxony Financial Holdings, LLC, expire on April 11, 2012. The 181,211 shares of common stock issued or issuable upon conversion of the First Montauk Securities Corp Warrants are restricted from sale, transfer, assignment, pledge or hypothecation or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement of which this prospectus forms a part except as permitted under NASD Rule 2710 (g)(1) and (2).

In addition to fees paid to First Montauk Securities Corp. as placement agent in the private placement, they are also entitled to the payment of a warrant solicitation fee equal to 5% of the exercise price of the warrants exercise by the selling security holders, excluding themselves, their officers, Oppenheimer & Co. Inc., and Saxony Financial Holdings, LLC and the employees and officers thereof. If all holders, excluding the foregoing, were to exercise their warrants, First Montauk Securities Corp. would be entitled to a total warrant solicitation fees of approximately $102,000. Such fees shall be paid in accordance with the applicable rules of the NASD. Further, the Company agreed that for a period of 18 months following the closing of the private placement, First Montauk would be entitled to receive at each closing of any other equity financing, convertible debt financing or any instrument convertible into shares of common stock from any source contacted by First Montauk  on the Company’s behalf during the private placement and disclosed to the Company in writing (i) a cash transaction fee in the amount of 10% of the amount of the gross proceeds received by the Company from any such financing, (ii) a non-accountable expense allowance of 1% of the amount of gross proceeds received by the Company from any such financing and (iii) additional placement agent warrants.  These fees and additional warrants are not payable in connection with the resale of any securities covered by this prospectus and were granted to First Montauk at the commencement of the private placement. These additional compensation rights were granted to First Montauk because the parties acknowledged that the sources of financing brought to the Company by First Montauk were valuable business assets and the property of First Montauk, and therefore First Montauk was entitled to compensation in the event that the Company used these business assets to obtain additional financing.

First Montauk Securities Corp. has indicated to us its willingness to act as selling agent on behalf of certain of the selling security holders named in the Prospectus under "Selling Security Holders." that purchased our privately placed securities. All shares sold, if any, on behalf of selling security holder by First Montauk Securities Corp. would be in transactions executed by First Montauk Securities Corp. on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 4% of the gross proceeds. First Montauk Securities Corp. does not have an underwriting agreement with us and/or the selling security holders and no selling security holders are required to execute transactions through First Montauk Securities Corp.. Further, other than their existing brokerage relationship as customers with First Montauk Securities Corp.,  no selling security holder has any pre-arranged agreement with First Montauk Securities Corp. to sell their securities through First Montauk Securities Corp.. No NASD member firm shall be entitled to receive more than 8% compensation determined under NASD rules (specifically NASD Rule 2710) in connection with the resale of the securities by the selling security holders.

First Montauk Securities Corp. Also served as placement agent in our July 31, 2006 private placement, for which it received a commission in the amount of approximately $350,000 and warrants exercisable for 120,001 shares of our common stock.

NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

–	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

–	the complete details of how the selling security holders shares are and will be held, including location of the particular accounts;

–
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling security holders, including details regarding any such transactions; and

–
in the event any of the securities offered by the selling security holders are sold, transferred, assigned or hypothecated by any selling security holder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this Prospectus available to the selling security holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act.

We have entered into agreements with the selling security holders providing registration rights and are required to pay all fees and expenses incident to the registration of the shares of our common stock that are covered by this prospectus, but not including underwriting discount, concessions, commissions or fees of the selling security holders. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, that arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in this registration statement (or any supplement or amendment) except if the untrue statement or omission is from information furnished to us by the selling security holders in writing specifically for use in this registration statement (or any supplement or amendment).

LEGAL MATTERS

The validity of the shares of Common Stock which may be offered pursuant to this prospectus has been passed upon by Eilenberg Krause & Paul LLP, counsel to the Company. Sheldon Krause, a partner of Eilenberg Krause & Paul LLP, is our Secretary and General Counsel.

EXPERTS

   The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The infornation incorporated by reference is considered to be a part of this prospectus.

We incorporate by reference the following documents:

–	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on April 16, 2007;

–	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 16, 2007;

–	The description of our common stock contained in our registration statement on Form 8-A, declared effective by the SEC in February 11, 1992;

–	Our Current Reports on Form 8-K filed on January 3, 2007, January 9, 2007, March 6, 2007, March 30, 2007, April 2, 2007, April 12, 2007, May 17, 2007, June 25, 2007 and July 31, 2007.

You may request a free copy of these documents by writing to Terri MacInnis, Director of Investor Relations, Bibicoff & Associates, Inc. 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403, or by calling 818.379.8500.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can obtain copies of our SEC filings at prescribed rates from the SEC Public Reference Section at 100 F Street NE, Washington, D.C. 20549. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

You can read and print press releases, financial statements, our most recent annual and quarterly reports and additional information about us, free of charge, at our web site at http://www.acornfactor.com.

This prospectus is a part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock offered hereby, please refer to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The Registrant will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$330.45
Legal fees and expenses	25,000.00
Accounting fees and expenses	4,000.00
Miscellaneous expenses	3,000.00
Total	$32,330.45

Item 14.  Indemnification of Directors and Officers.

The Certificate of Incorporation, as amended, and the Amended Bylaws of the Registrant provide that the Registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the General Corporation Law of Delaware (“DGCL”). Section 145 of the DGCL provides that the Registrant, as a Delaware corporation, is empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Pursuant to Section 145 of the DGCL, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

In accordance with Section 102(b)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 102(b) (7) of the DGCL.

The Registrant has entered into an indemnification agreement with all of its present officers and directors and plans to enter into such agreements with all future officers and directors. The terms of the agreement require that the Registrant maintain a minimum level of insurance coverage for claims against officers and directors and that the Registrant indemnify the officer and/or director against claims against them that arise in their service on behalf of the Registrant.

Item 15.  Recent Sales of Unregistered Securities.

In July 2006, we completed a private placement of our Common Stock, resulting in the issuance of 1,200,003 shares of Common Stock. In connection with the closing, we entered into subscription agreements with certain accredited investors for the purchase of the shares at a purchase price of $2.65 per share, resulting in gross proceeds of $3,180,000. By the terms of the subscription agreements, each subscriber, in addition to the Common Stock purchased, received a warrant exercisable for the purchase of 25% of the number of shares purchased, resulting in the issuance of warrants to purchase 300,005 shares. The warrants are exercisable for shares of our Common Stock for a period of five years at an exercise price of $2.78 per share and are redeemable by us in certain circumstances.

In connection with the offering, we retained a registered broker-dealer to serve as placement agent. In accordance with the terms of the agreement, the placement agent received a 7% selling commission, 3% management fee, and 1% advisory fee of the gross proceeds of the offering. In addition, the placement agent received warrants with the same terms as those issued to the subscribers exercisable for the purchase of 10% of the number of shares purchased in the offering.

Out of the gross proceeds received at the closings, we paid the placement agent commissions and expenses of approximately $350,000 and incurred legal and other costs of approximately $133,000. In addition, we issued to the placement agent warrants to purchase 120,001 shares of Common Stock on the same terms as those issued to the subscribers.

On August 8, 2006 we engaged Bibicoff & Associates to provide investor relations services. In connection with the engagement we issued to Bibicoff & Associates an option to purchase 120,000 shares.

On August 29, 2006 we issued 16,132 shares of common stock and a warrant to purchase 4,033 shares in a private placement.

On October 3, 2006, we engaged the services of financial advisors. In connection with the engagement we issued warrants to purchase 50,000 shares.

In April 2007, the Company completed the private placement, at par, of $6,886,000 million principal amount of 10% Convertible Redeemable Subordinated Debentures due March 2011, receiving gross proceeds in the same amount.

From the date of issuance of the debentures through the first anniversary of the initial closing, 50% of the outstanding principal amount of the debentures is convertible into shares of common stock at a price of $3.80 per share. Following the first anniversary of the initial closing, the debentures will be convertible up to the entire principal amount then outstanding.

In addition to the debentures subscribers received warrants exercisable for the purchase of a number of shares equal to 25% of the principal amount of the debentures purchased divided by the conversion price of $3.80, resulting in the issuance of warrants to purchase 453,047 shares. The warrants are exercisable for shares of the common stock for five years at an exercise price of $4.50 per share and are callable by the Company in certain circumstances.

Provided that a registration statement covering the resale by the subscribers of the shares underlying the debentures and warrants is effective, the Company may redeem the outstanding principal amount of the debentures, at par, in whole or in part, with accrued interest through the date of redemption.

The debentures bear interest at the rate of 10% per annum, payable quarterly. If the Company fails to redeem at least 50% of the total outstanding principal amount of the debentures, plus accrued interest, by the first anniversary of the initial closing, the annual rate of interest payable on the debentures will be increased to 12%.

First Montauk Securities Corp. served as placement agent in the placement. Out of the gross proceeds received, the Company paid the placement agent commissions and expenses of $863,795. In addition, in connection with the placement, the Company issued to the placement agent warrants to purchase a total of 181,211 shares of common stock.

The issuance and sale of the above securities were made to accredited investors in reliance upon the exemption provided in Section 4(2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits — See Exhibit Index on page II-5.

Item 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter),, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

No.
3.1
Certificate of Incorporation of the Registrant, with amendments thereto (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 33-70482) (the “1993 Registration Statement”)).

3.2
Certificate of Ownership and Merger of Acorn Factor, Inc. into the Registrant, dated September 15, 2006 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 15, 2006).

3.3	By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 33-44027) (the “1992 Registration Statement”)).
3.4	Amendments to the By-laws of the Registrant adopted December 27, 1994 (incorporated herein by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K dated January 10, 1995).
4.1	Specimen certificate for the Common Stock (incorporated herein by reference to Exhibit 4.2 to the 1992 Registration Statement).
4.2
Warrant to Purchase Common Stock of the Registrant, dated October 12, 1999 (incorporated herein by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 (the “2000 10-K”)).

4.3
Securities Purchase Agreement, dated as of June 11, 2002, by and among the Registrant, Databit, Inc. and Laurus Master Fund, Ltd. (“Laurus”) (including the forms of convertible note and warrant) (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated June 11, 2002).

4.4
Purchase and Security Agreement, dated as of December 4, 2002, made by and between Comverge (“Comverge”) and Laurus (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 5, 2002 (the “December 2002 8-K”)).

4.5
Convertible Note, dated December 4, 2002, made by and among Comverge, Laurus and, as to Articles III and V only, the Registrant (incorporated herein by reference to Exhibit 10.2 to the December 2002 8-K).

4.6	Common Stock Purchase Warrant, dated December 5, 2002, issued by the Registrant to Laurus (incorporated herein by reference to Exhibit 10.3 to the December 2002 8-K).
4.7	Registration Rights Agreement, dated as of December 4, 2002, by and between the Registrant and Laurus (incorporated herein by reference to Exhibit 10.4 to the December 2002 8-K).
4.8	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).
4.9	Form of Convertible Debenture (incorporated herein by reference to Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”)).
4.10	Form of Warrant (incorporated herein by reference to Exhibit 4.10 to the 2006 10-K).
4.11	Form of Agent Warrant (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007)
#5.1	Opinion of Eilenberg Krause & Paul LLP.
10.1
Employment Agreement between the Registrant and George Morgenstern, dated as of January 1, 1997 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997 (the “1997 10-K”)).

10.2
Employment Agreement between the Registrant and Yacov Kaufman, dated as of January 1, 1999 (incorporated herein by reference to Exhibit 10.22 of the Registrants Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 10-K”)).

10.3	1991 Stock Option Plan (incorporated herein by reference to Exhibit 10.4 to the 1992 Registration Statement).

10.4	1994 Stock Incentive Plan, as amended. (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004(the “2004 10-K”)).
10.5	1994 Stock Option Plan for Outside Directors, as amended (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form 10-K for the year ended December 31, 1995 (the “1995 10-K”)).
10.6	1995 Stock Option Plan for Non-management Employees, as amended (incorporated herein by reference to Exhibit 10.6 to the 2004 10-K).
10.7	Agreement dated January 26, 2002, between the Registrant and Bounty Investors LLC (incorporated herein by reference to Exhibit 10.12 to the 2000 10-K).
10.8	Lease Agreement, dated February 5, 2002, between Duke-Weeks Realty Limited Partnership and Comverge, Inc. (incorporated herein by reference to Exhibit 10.13 to the 2000 10-K).
10.9
Share Purchase Agreement, dated as of November 29, 2001, by and among the Registrant, Decision Systems Israel Ltd., Endan IT Solutions Ltd., Kardan Communications Ltd., Neuwirth Investments Ltd., Jacob Neuwirth (Noy) and Adv. Yossi Avraham, as Trustee for Meir Givon (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 13, 2001).

10.10
Registration Rights Agreement, dated as of December 13, 2002, by and among the Registrant, Kardan Communications Ltd. and Adv. Yossi Avraham, as Trustee for Meir Givon (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 13, 2001).

10.11
First Amendment to Employment Agreement, dated as of May 17, 2002, by and between the Registrant and George Morgenstern (incorporated herein by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.12
Agreement, dated as of February 25, 2003, between the Registrant and J.P. Turner & Company, L.L.C. (incorporated herein by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 10-K”).

10.13
Second Amendment to Employment Agreement, dated as of March 12, 2002, between the Registrant and George Morgenstern (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.14
Amendment to Employment Agreement, dated as of June 1, 2002, between the Registrant and Yacov Kaufman (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

10.15
Preferred Stock Purchase Agreement, dated as of April 7, 2003, by and among Comverge, the Registrant and the other investors named therein (incorporated herein by reference to Exhibit 10.29 to the 2002 10-K).

10.16
Investors’ Rights Agreement, dated as of April 7, 2003, by and among Comverge, the Registrant and the investors and Comverge management named therein (incorporated herein by reference to Exhibit 10.30 to the 2002 10-K).

10.17
Co-Sale and First Refusal Agreement, dated as of April 7, 2003, by and among Comverge, the Registrant and the investors and stockholders named therein (incorporated herein by reference to Exhibit 10.31 to the 2002 10-K).

10.18	Voting Agreement, dated as of April 7, 2003, by and among Comverge, the Registrant and the other investors named therein (incorporated herein by reference to Exhibit 10.32 to the 2002 10-K).
10.19	Letter Agreement, dated as of April 1, 2003, by and between the Registrant and Laurus (incorporated herein by reference to Exhibit 10.33 to the 2002 10-K).
10.20
Employment Agreement dated as of August 19, 2004 and effective as of January 1, 2004 by and between the Registrant and Shlomie Morgenstern (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.21
Restricted Stock Award Agreement dated as of August 19, 2004, by and between the Registrant and Shlomie Morgenstern (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.22
Stock Option Agreement dated as of August 19, 2004, by and between Shlomie Morgenstern and the Registrant (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.23
Second Amended and Restated Co-Sale And First Refusal Agreement dated as of October 26, 2004, by and among Comverge, Inc., the Registrant and other persons party thereto (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.24
Third Amendment to Employment Agreement, dated as of December 30, 2004, between the Registrant and George Morgenstern (incorporated herein by reference to Exhibit 10.34 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 10-K”).

10.25	Form of Stock Option Agreement to employees under the 1994 Stock Incentive Plan(incorporated herein by reference to Exhibit 10.35 of the 2004 10-K).
10.26	Form of Stock Option Agreement under the 1994 Stock Option Plan for Outside Directors (incorporated herein by reference to Exhibit 10.36 of the 2004 10-K).
10.27	Form of Stock Option Agreement under the 1995 Stock Option Plan for Nonmanagement Employees (incorporated herein by reference to Exhibit 10.37 of the 2004 10-K).
10.28	Stock Option Agreement dated as of December 30, 2004 by and between George Morgenstern and the Registrant (incorporated herein by reference to Exhibit 10.38 of the 2004 10-K).
10.29	Stock Option Agreement dated as of December 30, 2004 by and between Yacov Kaufman and the Registrant (incorporated herein by reference to Exhibit 10.39 of the 2004 10-K).
10.30	Stock Option Agreement dated as of December 30, 2004 by and between Sheldon Krause and the Registrant (incorporated herein by reference to Exhibit 10.35 of the 2004 10-K).
10.31
Stock Purchase Agreement dated as of March 9, 2006 by and between Shlomie Morgenstern, Databit Inc., and the Registrant (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated March 10, 2006 (the “March 2006 8-K”)).

10.32	Termination and Release Agreement dated as of March 9, 2006 by and between Shlomie Morgenstern and the Registrant (incorporated herein by reference to Exhibit A to Exhibit 10.1 to the March 2006 8-K).
10.33
Amendment Agreement to GM Employment Agreement dated as of March 9, 2006 by and between George Morgenstern and the Registrant (incorporated herein by reference to Exhibit B to Exhibit 10.1 to the March 2006 8-K).

10.34
Amendment Agreement to Purchaser Option Agreements and Restricted Stock Award Agreement dated as of March 9, 2006 by and between Shlomie Morgenstern and the Registrant (incorporated herein by reference to Exhibit C to Exhibit 10.1 to the March 2006 8-K).

10.35
Amendment Agreement to GM Option Agreements and Restricted Stock Agreement dated as of March 9, 2006 by and between George Morgenstern and the Registrant (incorporated herein by reference to Exhibit D to Exhibit 10.1 to the March 2006 8-K).

10.36	Consulting Agreement dated as of March 9, 2006 by and between George Morgenstern and the Registrant (incorporated by reference to Exhibit E to Exhibit 10.1 to the March 2006 8-K).
10.37	Form of Consent Agreement (incorporated herein by reference to Exhibit F to Exhibit 10.1 to the March 2006 8-K.).
10.38	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).
10.39
Placement Agent Agreement between First Montauk Securities Corp. and the Registrant dated June 13, 2006 (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

10.40	Form of Common Stock Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated August 17, 2006 ( the “August 2006 8-K“)).

10.41	Form of Note Purchase Agreement with Form of Convertible Promissory Note attached (incorporated herein by reference to Exhibit 10.2 to the August 2006 8-K).
10.42	Form of Stock Purchase Agreement (incorporated herein by reference to Exhibit 10.3 to the August 2006 8-K).
10.43	Form of Investors’ Rights Agreement (incorporated herein by reference to Exhibit 10.4 to the August 2006 8-K).
10.44	Form of Non-Plan Option Agreement (incorporated herein by reference to Exhibit 10.5 to the August 2006 8-K).
10.45
Acorn Factor, Inc. 2006 Stock Option Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 8, 2007 (the “February 2007 8-K”).

10.46	Acorn Factor, Inc. 2006 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the February 2007 8-K).
10.47	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.47 to the 2006 10-K).
10.48	Placement Agent Agreement between First Montauk Securities Corp. and the Registrant dated June 13, 2006 (incorporated herein by reference to Exhibit 10.48 to the 2006 10-K).
14.1	Code of Ethics of the Registrant (incorporated herein by reference to Exhibit 14.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).
21.1	List of subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).
#23.1	Consent of Kesselman & Kesselman CPA.
23.2	Consent of Eilenberg Krause & Paul LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included in the original Registration Statement)
______________
# This Exhibit is filed or furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, New Jersey, on this 9th day of August, 2007.

ACORN FACTOR, INC.

By:	/s/ John A. Moore
John A. Moore
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the dates indicated in the capacities indicated.

Signature	Title	Date
*
George Morgenstern	Chairman of the Board; Director	August 9, 2007
/s/ John A. Moore
John A. Moore	President and Chief Executive Officer; Director (Principal Executive Officer)	August 9, 2007
*
Michael Barth	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 9, 2007
*
Richard Rimer *	Director	August 9, 2007
Richard J. Giacco *	Director	August 9, 2007
Kevin P. Wren *	Director	August 9, 2007
Samuel Zentman	Director	August 9, 2007
*By:	/s/ John A. Moore	August 9, 2007
Attorney-in-Fact